EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of NeoGenomics, Inc.

We have issued our report dated March 26, 2010, accompanying the consolidated financial statements included in the Annual Report of NeoGenomics, Inc. on Form 10-K for the year ended December 31, 2009 and our report dated February 23, 2011, accompanying the consolidated financial statements included in the Annual Report of NeoGenomics, Inc. on Form 10-K for the year ended December 31, 2010.

We hereby consent to the incorporation by reference of said reports in the Registration Statement of NeoGenomics, Inc. on Form S-8 (File No. 333-139484), the Registration Statement of NeoGenomics, Inc. on Form S-8 (File No. 333-125994) and the Registration Statement of NeoGenomics, Inc. on Form S-8 (File No. 333-159749).

/s/ Kingery & Crouse,  P.A.

Kingery & Crouse, P.A.
Certified Public Accountants

Tampa, Florida
April 12, 2011